[Williams Partners L.P. logo]

Williams Partners L.P. (NYSE: WPZ)
One Williams Center
Tulsa, OK 74172
800-600-3782
www.williamslp.com

DATE: May 30, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners Announces Changes to Board of Directors

TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) today announced changes to the Board of Directors of its general partner, Williams Partners GP LLC.  Williams (NYSE:WMB) owns approximately 68 percent of Williams Partners, including its general partner.

Laura A. Sugg has resigned from the Board, effective May 24, 2012. Sugg had served as a director on the general partner’s Board since December 2011. She did not resign due to any disagreement with the general partner or the partnership. She will continue to serve on Williams’ Board of Directors, a position she has held since 2010.

Also effective May 24, Thomas F. Karam and James E. Scheel were elected as new members of the general partner’s Board.

Karam is an independent director and will serve on the Audit and Conflicts committees. He was formerly president and chief executive officer of Delphi Midstream Partners LLC.  He joins H. Brent Austin and Alice M. Peterson as the independent directors on the general partner’s Board.  H. Michael Krimbill is also a non-management director on the general partner’s Board.

Scheel serves as senior vice president of corporate strategic development for Williams and the general partner, where he is responsible for enterprise-level business development and customer relationship management.  He joins Alan Armstrong, Don Chappel, Rory Miller and Randy Barnard as Williams-employee directors on the general partner’s Board.

About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 68 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.